Exhibit 99.1
Foothills Resources, Inc. to Present at the Value Relations Stock Day Resources Conference
Bakersfield, California, March 12, 2007 — Foothills Resources, Inc. (OTCBB: FTRS) announced today that it will be a presenting company at the Value Relations Stock Day Resources 2007 conference to be held March 16 - 18, 2007 in Stuttgart, Germany. Last year’s conference was attended by over 4,000 individual and institutional investors from the powerful German investment community. Stock Day 2007 is being held in conjunction with Invest 2007, the leading financial trade fair for private and institutional investors in Germany, which attracted over 14,000 visitors in 2006.
Foothills Chief Executive Officer, Dennis Tower, is scheduled to present on Saturday, March 17 at 4:25 p.m. Mr. Tower will update the German investment community on the Company’s projects in the Eel River Basin, California, Texas Gulf Coast and Anadarko Basin, Oklahoma. Mr. Tower will also be available at Booth 204 throughout the Conference.
Foothills Resources shares are traded on the Frankfurt stock exchange under the symbol “F1K.”
A link to the presentation will be available at Foothills website, www.foothills-resources.com, prior to the presentation.
About Foothills Resources, Inc.
Foothills Resources, Inc. is a growth oriented independent energy company engaged in the acquisition, exploration, exploitation and development of oil and natural gas opportunities. Its present business activities commenced in April 2006, following the concurrent completion of a merger transaction and a private placement financing.
Our business strategy is to identify and exploit low-to-moderate risk resources in and adjacent to existing or indicated producing areas that can be quickly developed and put on production, including the acquisition of producing properties with exploitation and exploration potential in these areas. We will also take advantage of our expertise to develop exploratory projects in focus areas and to participate with other companies in those areas to explore for oil and natural gas using state-of-the-art 3D seismic technology. Our management will use its extensive domestic and international oil and gas experience and our relationship with the well known energy consulting group Moyes and Co., Inc. (http://www.moyesco.com) to establish and grow the Company.
Additional information on Foothills Resources is available at http://www.foothills-resources.com.
For more information contact:
Bruce Nurse, Investor Relations
info@foothills-resources.com
1-888-662-FTRS(3877)